Exhibit 99.1

Duke Energy Carolinas, LLC

Summary of NCUC Order on North Carolina Rate Case (Docket E-7 Sub 1276)

Background:

•	On January 19, 2023, Duke Energy Carolinas, LLC (“DEC” or “the Company”) filed a rate case with the North Carolina Utilities Commission (“NCUC”) to request an increase in base rate retail revenues. DEC’s rate request before the NCUC includes a Performance Based Regulation (“PBR”) Application which includes a Multi-Year Rate Plan (“MYRP”) that proposes rates for the 3-year MYRP period (January 1, 2024 to December 31, 2026).

o	The initial rate case filing requested an approximate overall 15.7% increase in retail revenues over the three-year period, or approximately $823 million.

o	The rate case filing requested an overall rate of return of 7.53% based on approval of a 10.4% return on equity (“ROE”) and a 53% equity component of the capital structure.[1]

o	The historic base case in the initial filing is based on a North Carolina retail rate base of $19.1 billion as of December 31, 2021, adjusted for known and measurable changes projected through July 31, 2023.

o	The initial filing included impacts of approximately $4.7 billion (NC retail allocation) of capital projects that are projected to go in service over the 3-year MYRP period.

•	On August 22, 2023, DEC and the Public Staff - North Carolina Utilities Commission (“Public Staff”) filed an Agreement and Stipulation of Partial Settlement with the NCUC resolving certain issues in the base rate and MYRP proceeding. Additionally, on August 28, 2023, DEC and the Public Staff filed a second stipulation which includes, among other things, the future treatment of nuclear production tax credits (“Nuclear PTCs”) related to the Inflation Reduction Act (“IRA”). On October 13, 2023, DEC and Public Staff filed a supplemental stipulation resolving all issues related to plant in service in rate base through June 30, 2023.

•	On December 15, 2023, the NCUC issued an Order approving the Company’s PBR Application, as modified by the Stipulations and the Order. As part of the approval of implementation of PBR, the Order addresses a number of key items, including certain unresolved issues from the Stipulations.

1 This overall rate of return includes the provisions of the CCR settlement which includes a 150 basis point reduction in the ROE with a 52% equity component for the capital structure allowed for coal ash deferrals during the amortization period.

Key aspects of the Order:

•	Approved an ROE of 10.1% based upon a capital structure of 53% equity and 47% debt (an increase from the current approved ROE of 9.6% and equity component of the capital structure of 52%), for a weighted-average rate of return of 7.496%.

•	Approved recovery of deferred COVID-related costs, with minor adjustments, over three years with a weighted-average cost of capital (“WACC”) return on the unamortized balance during the deferral and amortization periods.

•	Approved DEC’s proposal to net over amortizations (regulatory liabilities) against similar regulatory assets, with some limited exceptions.

•	Approved the Stipulations, including the following key provisions:

o	Rate base: Approval of NC retail rate base for the historic base case of approximately $19.5 billion.

o	MYRP Capital: Approval of capital projects and related costs to be included in the 3-year MYRP, including $4.6 billion (NC retail allocation) projected to go in service over the MYRP period.

o	Depreciation rates: Approval of depreciation rates proposed by DEC, including coal plant retirement dates, with certain depreciable lives of transmission and general plant investments adjusted to conform to recommendations by Public Staff.

▪	75% of impact of updated subcritical coal plant retirement dates (for Allen Units 1 and 5, Marshall Units 1 and 2, and Cliffside Unit 5) to be deferred to a regulatory asset (as compared to 50% originally proposed by DEC) and agreement on traditional recovery for any amounts not eligible for securitization.

o	Grid Improvement Plan (“GIP”): Approval for full recovery of GIP deferred costs over 18 years (rather than 3 years proposed by DEC) with a debt return during the deferral period and a full WACC return during the amortization period.

o	Residential Decoupling and Performance Incentive Measures (“PIMs”): Approval as requested under the PBR Application and revised by the Stipulations.

o	Duke Energy Plaza: Approved recovery of the cost of the Duke Energy Plaza (new headquarters building in downtown Charlotte, NC) with an agreed upon reduction of $50 million of system-level capital costs (annual revenue requirement is reduced by the NC retail allocation).

o	Nuclear PTCs: Approved a standalone rider to provide the benefit of nuclear production tax credits (“Nuclear PTCs”) under the IRA to customers, net of transaction costs and discounts, beginning January 1, 2025. DEC will flow back to customers Nuclear PTC benefits of $50 million in 2025 and $100 million in 2026. Thereafter, Nuclear PTCs will be tracked on an annual basis and flowed back to customers through the rider with a four-year amortization for each annual amount.

Additional Information:

•	DEC will implement revised Year 1 rates and residential decoupling in January 2024.

Reconciliation of Company Request to Reflect Stipulations and NCUC Order

($ in millions)	Historic Base Case	Year 1 - MYRP	Total Year 1
Original requested revenue requirement increase	$361	$140	$501
Post-filing, pre-Stipulation adjustments	95	23	117
Revised requested revenue requirement increase	$456	$163	$618
Stipulation Adjustments	(97)	(39)	(136)
Company requested revenue requirement increase, including stipulations	$358	$125	$483
10.1% ROE vs. 10.4% requested	(41)	(2)	(43)
Other (primarily COVID deferral adjustments)	(4)	-	(4)
Revised incremental annual revenue requirement per NCUC Order	$313	$123	$436
Net annualized customer rate increase	6.0%	2.3%	8.3%

($ in millions)	Year 2 - MYRP	Year 3 - MYRP	Combined Total
Original requested revenue requirement increase	$172	$150	$823
Post-filing, pre-Stipulation adjustments	8	33	158
Revised requested revenue requirement increase	$180	$183	$981
Stipulation Adjustments	(3)	(22)	(161)
Company requested revenue requirement increase, including stipulations	$177	$161	$820
10.1% ROE vs. 10.4% requested	(3)	(2)	(48)
Other (primarily COVID deferral adjustments)	-	-	(4)
Revised incremental annual revenue requirement per NCUC Order	$174	$159	$768
Net annualized customer rate increase	3.3%	3.0%	14.6%

Totals may not add due to rounding. Final revenue requirements are estimates based on the NCUC’s findings and rulings, and subject to Public Staff review.

Historic Base Case includes Company requested change of $10.5M to EDIT decrement rider and new decrement rider for over amortizations of $0.5M which will expire after one year.

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